EXHIBIT
                                                            10(iii)(b)



                           DESCRIPTION OF COMPENSATION PLAN
                               FOR RETIRED DIRECTORS OF
                                INGERSOLL-RAND COMPANY



               There is no formal document setting forth this Plan. However, as contained in a resolution of the Board of Directors and as set forth in the Company's 1981 Proxy Statement, the Plan provides that commencing in November, 1980, a director who is not a participant in any of the Company's other retirement plans and who retires as a director at age 72 with five or more years of service, or who is required to resign as a director for health or other specific business reasons after age 65 with ten or more years of service, will receive annually, during his lifetime, a fee equal to the annual retainer in effect as of the date of his retirement or a pro rata amount if his service is less than ten years.